Exhibit 3(c)

                            AMENDMENT TO BY-LAWS

                             PICO PRODUCTS, INC.

                      ADOPTED AS OF NOVEMBER 14, 1997

Section 2.2 of the By-Laws is amended to read in its entirety as follows:

     Section 2.2. An annual meeting of the shareholders for the purpose of electing directors and of transacting such other business as may come before it shall be held each fiscal year at such date, time and place, either within or without the State of New York, as may be specified by the Board of Directors.